UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 14, 2021

Date of Report (Date of earliest event reported)

AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7685	95-1492269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Goode Avenue
Glendale, California	91203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 304-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1 par value	AVY	New York Stock Exchange
1.25% Senior Notes due 2025	AVY25	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 – Other Events

Item 8.01 Other Events.

In a verdict issued on May 14, 2021 in the matter of ADASA Inc. v. Avery Dennison Corporation, in which ADASA Inc. (“Adasa”) brought an action against Avery Dennison Corporation (the “Company”) in the Federal District Court in Oregon (Eugene) alleging that two of the Company’s methods for encoding radio-frequency identification (RFID) tags infringe a U.S. patent assigned to Adasa, a jury found infringement and awarded Adasa damages in the amount of approximately $26.6 million, based on an assumed royalty rate on RFID tags sold beginning in October 2017. The Company strongly believes that Adasa’s patent is invalid and that, even if valid, it has not been infringed by the Company, as well as that the royalty rate used as the basis for the jury’s determination is unreasonable under prevailing industry standards. As such, the Company will appeal this decision.

The two methods at issue in this case impact a relatively small portion of the Company’s annual RFID tag sales volume. While the Company strongly disputes the merits of Adasa’s case, the Company is accelerating its continued migration to alternative encoding methods used in its other RFID tags.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVERY DENNISON CORPORATION

Date: May 18, 2021	By:	/s/ Ignacio J. Walker
		Name:	Ignacio J. Walker
		Title:	Vice President & Chief Legal Officer